Exhibit 99.1

November 16, 2023

Brookfield Reinsurance Ltd.

Ideation House, First Floor

94 Pitts Bay Road

Pembroke, Bermuda HM08

RE:	Exercise of conversion rights attached to Class A-1 Exchangeable Non-Voting Shares of Brookfield Reinsurance Ltd.

Bruce Flatt (“Shareholder”) currently owns class A exchangeable limited voting shares (the “BNRE Class A Shares”) and class A-1 exchangeable non-voting shares (the “BNRE Class A-1 Shares” and, together with the BNRE Class A Shares, the “BNRE Shares”) of Brookfield Reinsurance Ltd. (the “Company”), and may from time to time acquire additional BNRE Shares.

In order to facilitate ongoing maintenance by the Company of certain of its regulatory reporting obligations, Shareholder hereby acknowledges and agrees that Shareholder will not, without the Company’s prior written consent, convert BNRE Class A-1 Shares beneficially owned by Shareholder into BNRE Class A Shares to the extent that, after giving effect to such conversion, Shareholder would beneficially own more than 19.99% of the outstanding BNRE Class A Shares. For purposes of this letter agreement, beneficial ownership shall be calculated in accordance with Section 13(d) of the U.S. Securities Exchange Act of 1934, as amended. For avoidance of doubt, nothing contained herein shall prohibit Shareholder from: (i) converting any number of BNRE Class A-1 Shares beneficially owned by Shareholder into BNRE Class A Shares so long as after giving effect to such conversion, Shareholder would beneficially own less than 19.99% of the outstanding BNRE Class A Shares, or (ii) exchanging any number of BNRE Shares beneficially owned by Shareholder into class A limited voting shares of Brookfield Corporation, in accordance with Section 2.13 of Schedule A to the Second Amended and Restated Bye-laws of the Company.

This letter agreement shall be governed by and construed in accordance with the laws of Bermuda.

Please confirm your agreement with the foregoing by executing in the space indicated below.

Accepted and agreed as of the date first written above:

BROOKFIELD REINSURANCE LTD.

By:	/s/ Anna Knapman-Scott
	Name:	Anna Knapman-Scott
	Title:	Corporate Secretary

BRUCE FLATT

By:	/s/ Bruce Flatt